Exhibit 10.29

DocuSign Envelope ID: 8B2E51B6-69B8-42A7-9E84-016D2871D63E

October 26, 2022

FIRST AMENDMENT TO LEASE AGREEMENT

Re: Lease Agreement dated May 11, 2021, by and between Overlook at Rob Roy Owner, LLC, as Lessor, and Savara, Inc., as Lessee, consisting of approximately 2,260 rentable square feet of space locally known as Suite III- 201 at 6836 Bee Caves Road, Austin, Travis County, Texas.

This First Amendment shall amend and modify the Lease Agreement as follows:

1.
Leased Premises. Effective January 1, 2023, Lessor and Lessee acknowledge and agree that Lessee shall relocate from Suite III-201 to Suite I-205 (the “Relocation Space”), as shown on Exhibit A attached hereto. Lessee’s total leased square footage under the Lease Agreement shall, therefore adjust to 880 rentable square feet. Lessee’s pro rata share, as defined in the Lease Agreement, shall adjust to 0.9%. The “common area”, to which Lessee shall have non-exclusive use rights related to the Relocation Space, consists of (1) the interior common area located in the building shown on Exhibit A, i.e., the conference room and areas normally accessible to tenants such as the hallways, stairwells, elevators, lobby, restrooms, and snack bar areas, and (2) the exterior common area located outside that building on the land, i.e., loading areas, sidewalks, driveways, parking garage, parking areas, and other open areas (if any), subject to paragraph 9.2 of the Lease Agreement on parking.

2.
Lease Term. Effective immediately, Lessor and Lessee acknowledge and agree that the Lease Term shall be extended six (6) months from the current expiration of December 31, 2022 to June 30, 2023. The Term shall continue on a Month-to-Month basis thereafter, whereby either party may terminate the Lease Agreement at the end of the month following thirty (30) days’ advance written notice.

3.
Base Rent. Effective January 1, 2023, Lessee shall pay to Lessor Base Rent as set forth in the rent schedule below:

Term	Monthly Rent	Term Rent	Annual Rate per RSF
01/01/2023 to 6/30/2023	$2,933.33	$17,599.98	$40.00

The Expense Stop shall adjust to a 2023 Base Year.

4.
Tenant Improvements. None. The Leased Premises shall be provided in As-Is condition.

5.
Early Access. Upon full execution of this amendment, Lessee may occupy the Relocation Space and subsequently vacate Suite III-201 with no further rights of possession. However, the current Monthly Rent will remain in effect through 12/31/22.

DocuSign Envelope ID: 8B2E51B6-69B8-42A7-9E84-016D2871D63E

Except as provided to the contrary herein, all the remaining terms, covenants, and provisions of the Lease Agreement shall remain in full force and effect and unmodified hereby. Each party hereby acknowledges that the other is not in default under the Lease Agreement in any respect. Each signatory hereto represents and warrants that he or she is authorized to execute this document and that upon said execution by both parties, this document will constitute the binding obligation of the party on behalf of whom such person has signed, without the necessity of joinder of any other person or entity.

EXECUTED on the dates set forth below our respective signatures.

LESSOR:		LESSEE:
OVERLOOK AT ROB ROY OWNER, LLC		SAVARA, INC.
By:	/s/ Joel Sher	By:	/s/ David Lowrance
	Joel Sher		David Lowrance
	Authorized Person		CFO
Date:	10/27/2022 | 1:28 PM PDT	Date:	10/27/2022 | 12:02 PM PDT

Exhibit A

Relocation Space

Suite I-205 consisting of approximately 880 rentable square feet